Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Names LeighAnne Baker to its Board of Directors

NEW YORK, NY – October 24, 2018 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced that its Board of Directors has elected LeighAnne Baker, Senior Corporate Vice President and Chief Human Resources Officer, Cargill, Incorporated, as an independent director, effective immediately. Her election brings the Board of Directors to 12 members.

Sudhakar Kesavan, Chairman of the Board of Directors of ABM said, “We are pleased to welcome LeighAnne to ABM’s board of directors. The depth of LeighAnne’s extensive human resources experience for enterprises such as Cargill and Hertz will be valuable to ABM, one of the largest employers in the U.S. We look forward to her future contributions.”

Scott Salmirs, President and Chief Executive Officer of ABM, said, “As we continue to optimize our human capital management strategy and operations, we are excited to collaborate with LeighAnne. Her expertise and perspective will be insightful as we execute our long term vision. This appointment also underscores our ongoing commitment to supporting our Board through strong succession planning.”

Ms. Baker has held the position of Senior Corporate Vice President and Chief Human Resources Officer of Cargill, a global food and agricultural company, since 2014. She is a member of the Executive Team and responsible for Cargill’s global human resources strategy and practices. Prior to joining Cargill in May 2014, she served as Executive Vice President and Chief Human Resources Officer of Hertz Global Holdings, Inc. from 2007 to 2014. Before joining Hertz, Ms. Baker was Senior Vice President, Global Human Resources for The Reynolds & Reynolds Company, a leading provider of automotive dealer management systems, from 2005 to 2007.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $5.5 billion and more than 130,000 employees in 350+ offices throughout the United States and various international locations. ABM's comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Contact:
Investor & Media Relations:	Susie A. Choi
(212) 297-9721
susie.choi@abm.com